EXHIBIT 2
FIRST AMENDMENT TO
STOCK CONTRIBUTION AGREEMENT
     This FIRST AMENDMENT TO STOCK CONTRIBUTION AGREEMENT (this “Amendment”), is made as of April 2, 2007, by and among Palisade Concentrated Equity Partnership, L.P., a Delaware limited partnership (“Palisade”), Steven E. Berman, William A. Schwartz, Jr., Dean J. Yimoyines and Linda Yimoyines (collectively, the “Contributing Stockholders”) and ROG Acquisition, Inc., a Delaware corporation (the “Company”). Capitalized terms contained in this Amendment and not otherwise defined herein shall have the meanings set forth in the Contribution Agreement (as defined below).
     The parties hereto agree that the Stock Contribution Agreement, dated February 23, 2007, by and among the Contributing Stockholders and the Company (the “Contribution Agreement”) is hereby amended as follows:
     1. The first recital of the Contribution Agreement is hereby deleted in its entirety and replaced by the following:
“WHEREAS, the Contributing Stockholders intend to contribute sixteen million two hundred seventy-three thousand six hundred ninety-eight (16,273,698) shares (collectively, the “Contributed Shares”) of the outstanding common stock, par value $0.001 per share, of Refac Optical Group, a Delaware corporation (“Refac”), to the Company pursuant to the provisions set forth herein; and”
     2. The definition of “Stockholders’ Agreement” contained in Article I of the Contribution Agreement is hereby deleted in its entirety and replaced by the following:
““Stockholders’ Agreement” shall mean that certain Stockholders’ Agreement by and among ROG Acquisition, Inc. and the Contributing Stockholders, attached hereto as Exhibit B.”
     3. The first and second sentences contained in Section 3.03 of the Contribution Agreement are hereby deleted in their entirety and replaced by the following:
“Section 3.03 Capitalization. The authorized capital stock of the Company consists of one hundred (100) shares of Common Stock (which prior to the contribution of the Contributed Shares by the Contributing Stockholders will be increased pursuant to an amendment to the Certificate to sixteen million two hundred seventy-three thousand six hundred ninety-eight (16,273,698) shares of Common Stock). After giving effect to the transactions contemplated by this Agreement, there will be issued and outstanding 16,273,698 shares of Common Stock.”

     4. Exhibit A of the Contribution Agreement is hereby deleted in its entirety and replaced by Exhibit 1 attached hereto.
     5. Exhibit B of the Contribution Agreement is hereby deleted in its entirety and replaced by Exhibit 2 attached hereto.
     This Amendment may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.
(Signature Page Follows)

     IN WITNESS WHEREOF, each of the parties hereto has approved and executed this Amendment as of the date first above written.

COMPANY: ROG ACQUISITION, INC.
By:	/s/ Steven E. Berman
	Name:	Steven E. Berman
Its: President

CONTRIBUTING STOCKHOLDERS: PALISADE CONCENTRATED EQUITY PARTNERSHIP, L.P. By: Palisade Concentrated Holdings, L.L.C. Its: General Partner
By:	/s/ Steven E. Berman
	Name:	Steven E. Berman
Its: Designated Managing Member

/s/ Steven E. Berman
Steven E. Berman

/s/ Dean J. Yimoyines
Dean J. Yimoyines

/s/ Linda Yimoyines
Linda Yimoyines

/s/ William A. Schwartz, Jr.
William A. Schwartz, Jr.

EXHIBIT 1
EXHIBIT A
OWNERSHIP OF CONTRIBUTED SHARES

	Contributed	Company
Contributing Stockholder	Shares	Shares
Palisade Concentrated Equity Partnership, L.P.	15,804,895	15,804,895
Steven E. Berman	1,580	1,580
William A. Schwartz, Jr.	193,871	193,871
Dean J. Yimoyines	8,496	8,496
Linda Yimoyines	264,856	264,856
Total	16,273,698	16,273,698

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